FOR IMMEDIATE RELEASE

                                                        For information contact:
                  William J. Woodard, Vice President and Chief Financial Officer
                                    Charis W. Copin, Director-Investor Relations

                    PSC INC. COMPLETES ACQUISITION OF PERCON
                  Announces Preliminary 1999 Financial Results

Rochester, New York--January 19, 2000--PSC Inc. (Nasdaq:PSCX), a global leader in the manufacture and marketing of bar code scanning equipment and automatic identification solutions, today announced that it has completed its acquisition of Percon Incorporated (Nasdaq:PRCN), a manufacturer of wireless and batch portable data terminals, decoders, input devices and data management application software.

As previously announced, Percon shareholders will receive $15.00 in cash for each outstanding share of Percon common stock. Percon shareholders holding Percon common stock certificates will be sent instructions for exchanging their certificates for cash. Cash will be credited automatically to the accounts of those holding shares through brokers.

"As more commerce moves to and through the Internet, the small and mid-size warehouse and distribution companies that are targets for Percon products are rapidly adopting automatic data collection solutions," said Robert C. Strandberg, PSC President and CEO. "We are very excited about acquiring Percon's innovative wireless solutions to serve this expanding market and accelerate PSC's revenue growth and profitability."

Andy J. Storment who joined PSC from Percon to direct the portable data terminal and software businesses said, "This combination adds new opportunities to cross-sell PSC 's commercial and industrial handheld products, particularly the rugged PowerScan(TM) line and the high performance Imager 8000 two-dimensional reader series, to the customers and indirect channels where Percon historically has been very successful. With the merged companies' highly complementary product sets and distribution channels, I am very confident of our future success."

PSC also said today that, based on preliminary estimates, it expects record revenues for the year ended December 31, 1999 to be approximately $231 million with earnings per diluted share, excluding one-time charges, anticipated to be in the range of $0.97 to $0.99. Diluted earnings per share, excluding one-time charges and the amortization of goodwill, are expected to be between $1.27 and $1.29 for 1999. For the year ended December 31, 1998, sales were $217.2 million, earnings per diluted share were $0.75 and earnings per diluted share excluding goodwill were $1.06.


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PSC expects to announce  complete  fourth quarter and 1999 financial  results on
February 1, 2000 after the close of trading on The Nasdaq Stock Market(R).

PSC Inc. is a leading manufacturer and marketer of bar code scanning and automatic data collection solutions of the highest quality and exceptional reliability. Its broad range of products includes a full line of laser and non-laser based handheld and fixed position bar code scanners, two dimensional image readers, wireless portable data terminals, warehouse management software, bar code scan engines and verifiers, and automated carton dimensioning systems. These products are used in automated data collection solutions in the retail, manufacturing, warehousing, logistics and package handling markets.
Headquartered in the Rochester, New York, suburb of Webster, PSC has manufacturing facilities in Webster and Eugene, Oregon. PSC has sales and service offices throughout the Americas, Europe, Asia and Australia.

The projections and other forward-looking statements contained in this release are based on estimates of future performance and are highly dependent upon a variety of factors which could cause actual results to differ materially. These factors include the integration of Percon, market acceptance of products, competitive product offerings and pricing pressures, the ability to control manufacturing and operating costs, foreign currency and interest rate fluctuations, the completion of the audit by independent public accountants and the disposition of legal issues. Reference should be made to filings with the Securities and Exchange Commission for further discussions of factors that could affect PSC's future results.

Further information is available at the PSC web site:  www.pscnet.com

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